                                                                    EXHIBIT 12.1

             WAINOCO OIL CORPORATION AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                             YEARS ENDED DECEMBER 31,
                                       ----------------------------------------
                                                                           PRO
                                                                          FORMA
                                       1993   1994   1995    1996   1997  1997
                                       -----  ----- ------  ------  ----- -----
                                               (DOLLARS IN MILLIONS)
Income (loss) from continuing
 operations........................... $(2.2) $ 1.7 $(19.3) $(11.6) $ 7.8 $15.1
Add:
  Interest............................  18.7   18.8   18.3    17.5   15.9   7.7
                                       -----  ----- ------  ------  ----- -----
    Earnings as defined............... $16.5  $20.5 $ (1.0) $  5.9  $23.7 $22.8
                                       =====  ===== ======  ======  ===== =====
Interest.............................. $18.7  $18.8 $ 18.3  $ 17.5  $15.9 $ 7.7
Interest capitalized..................    .7     --     --      --     --    --
                                       -----  ----- ------  ------  ----- -----
    Fixed charges as defined.......... $19.4  $18.8 $ 18.3  $ 17.5  $15.9 $ 7.7
                                       =====  ===== ======  ======  ===== =====
Ratio of earnings to fixed charges....    NM    1.1     NM      NM    1.5   2.9
                                       =====  ===== ======  ======  ===== =====
Fixed charges in excess of earnings... $ 2.9    N/A $ 19.3  $ 11.6    N/A   N/A
                                       =====  ===== ======  ======  ===== =====